Exhibit 10.1

huronconsultinggroup.com | 550 W. Van Buren St. Chicago, IL 60607

January 25, 2017
PROPRIETARY AND CONFIDENTIAL

Mr. Eric Bakken
General Counsel
Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439

Dear Eric:

I am pleased to confirm, on behalf of Huron Consulting Services LLC d/b/a Huron Business Advisory (“HBA”, “we”, “us”, or “our”), our engagement to provide Regis Corporation (“you” or the “Company”), certain services related to interim management services effective January ___, 2017.

Objectives and Scope

We understand the engagement objectives and scope to be interim management services as Chief Financial Officer of Regis Corporation.

The services we provide are intended solely for your use in connection with this engagement and should not be used or relied upon for any other purpose.  Any written work product we prepare for you is to be used solely for purposes of this engagement and may not be published or used, in whole or in part, for any other purpose without our written permission.

Our Services

Huron will also make available Mike Pomeroy, Senior Director, (the “Executive”) to perform the services of Interim Chief Financial Officer (“CFO”) who will exercise the duties and responsibilities customarily associated with the role. Mr. Pomeroy with report directly to the Company’s Chief Executive Officer and the Board of Directors as required. Hugh Sawyer, Managing Director will supervise the overall engagement. Huron shall cause the Executive to perform his duties and responsibilities in a diligent, efficient, and faithful manner and to the best of his abilities. The CFO, as an employee of Huron, shall be responsible for all business office and accounting functions of the Company provided, however, that the Board retains the right to make any final decisions with respect thereto.

Regis Corporation
February 1, 2017

Huron may provide additional resources or services to you beyond those described herein, if agreed upon by Huron and the Board or its designated committee. You agree to pay for such additional work at mutually agreed rates.

Unless the Board otherwise agrees, Huron shall cause the Executive to devote substantially his full-time efforts to the business and affairs of the Company: provided, however, that the Executive may be available to Huron for activities relating to the normal course of its business to the extent such activities do not materially interfere with the performance of his duties to the Company hereunder.

Without adjustment to Huron’s compensation hereunder, the Executive shall be entitled to the same time off as he or she would otherwise receive in the form of vacation, sick time, personal days, and holidays in his position if he were an employee of the Company (without requirement of vesting or accrual); provided, however, that no period of absence from the Company by any Executive for sick time or personal days may exceed two (2) consecutive weeks without the prior approval of the Board.

Huron is a management consulting firm and not a CPA firm. Huron does not provide attest services, audits, or other engagements in accordance with standards established by the AICPA or auditing standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”).  We will not audit any financial statements or perform attest procedures with respect to information in conjunction with this engagement.

Approach

We anticipate approaching this engagement as an independent evaluation of the financial, operational, and strategic processes of the Company contemporaneous with the daily operation of the business and priorities of executive management and the Board. During the course of this engagement, we expect to engage with key members of management, other employees, suppliers, potential customers as required, investors or acquirers, and will be given access to critical information related to all aspects of the Company’s operations. Based upon the information available to us, we will form an independent and objective view of all reviewed aspects of the business, make suggestions for change and improvement and provide our findings to executive management and the Board before executing on material initiatives.

WhiIe we will attempt to comply with your request for individuals, we retain the right to assign and reassign our personnel, as appropriate to perform the services. If any factors arise that are beyond our control that would affect the availability of our staff, such as death, illness, disability, or a career change, we will notify you immediately, and subject to your approval, provided such approval shall

Regis Corporation
February 1, 2017

not be unreasonably withheld, we will assign a replacement executive with substantially equivalent skills experience and expertise.

Your Responsibilities

In connection with our provision of services, you will perform the tasks, furnish the personnel, provide the resources, and undertake the responsibilities specified below.

To help maximize the value of our work to you and to keep the project moving on schedule, you agree to comply with all our reasonable requests and to provide us timely access to all information and locations reasonably necessary to our performance of the services.

You agree to provide all Huron personnel acting as an officer of the Company the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, partnership agreement, by contract or otherwise. This indemnification is in addition to the indemnification afforded Huron under the attached General Business Terms. You shall provide Huron with an executed copy of the resolution of your governing body appointing the Huron resource(s) to the offices in question. Until Huron receives such a resolution, the Huron personnel will assist the Company as advisors, and not act as its officers. The Company shall also provide such Huron personnel full coverage under applicable Company insurance policies that protect officers and directors from liability. A copy of each applicable policy, including endorsements, shall be furnished to Huron prior to execution of this Engagement Letter. Certificates of insurance evidencing the coverage contemplated by the foregoing shall be furnished to Huron, upon request.

Except as stated in this Engagement Letter, the risk of loss with respect to the Company’s operations and assets shall be borne by the Company. Huron shall not be deemed to have assumed or be liable for any claim, liability, or obligation of the Company whether known or unknown, fixed, or contingent accrued or un-accrued. Except as otherwise required by applicable law, any reference to the nature or results of Huron’s work may not be communicated to the public through public relations media, news media, sales media, or any other means without the prior written consent of both parties.

Our services are based on the following assumptions, representations and information supplied by you.

The successful delivery of our services, and the fees charged, are dependent on (i) your timely and effective completion of your responsibilities, (ii) the accuracy and completeness of any assumptions, and (iii) timely decisions and approvals by your management. You will be responsible

Regis Corporation
February 1, 2017

for any delays, additional costs, or other liabilities caused by any deficiencies in the assumptions or in carrying out your responsibilities.

Fees and Expenses

Huron will bill the Company the fixed amount of $60,000 per month for these services, plus typical, documented, out-of-pocket expenses incurred by Huron. Out-of-pocket expenses (including transportation, lodging, meals, communications, supplies, copying, etc.) will be billed at the actual amounts incurred.

We will bill monthly. Our invoices are due upon presentation. Amounts remaining outstanding for more than [20] days (past due) will be subject to an interest charge of 1.5% per month from the date of invoice. We reserve the right to suspend further services until payment is received on past due invoices, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension. We understand that our bills should be sent to:

Mr. Eric Bakken
General Counsel
Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439
[email address]

Wire transfer to:

Bank of America, N.A.
Chicago, Illinois’
Routing No. xxx
Account Title: Huron Consulting Services LLC
Account Number: xxx

Business Terms

The attached General Business Terms apply to this engagement.

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Regis Corporation
February 1, 2017

Please indicate your agreement with these terms by signing and returning to me the enclosed copy of this letter. This engagement and the enclosed terms will become effective upon our receipt of your signed copy. We appreciate the opportunity to be of service to you and look forward to working with you on this engagement.

Sincerely,

HURON CONSULTING SERVICES LLC

By:    /s/ Hugh Sawyer
Hugh Sawyer
Managing Director

Attachments:    General Business Terms

Acknowledged and Accepted:

REGIS CORPORATION

By:    /s/ Eric Bakken

Title:    Eric Bakken, EVP

Date:    1/25/17

Attachment to Engagement Letter dated February 1, 2017 between
Huron Consulting Services LLC and Regis Corporation

GENERAL BUSINESS TERMS

These General Business Terms, together with the Engagement Letter (including any and all attachments, exhibits and schedules) constitute the entire understanding and agreement (the “Agreement”) between us with respect to the services and deliverables described in the Engagement Letter. If there is a conflict between these General Business Terms and the terms of the Engagement Letter, these General Business Terms will govern, except to the extent the Engagement Letter explicitly refers to the conflicting term herein.

1. Our Services and Deliverables We will provide the services and furnish the deliverables (the “Services”) as described in our Engagement Letter and any attachments thereto, as may be modified from time to time by mutual consent.

2. Independent Contractor We are an independent contractor and not your employee, agent, joint venturer or partner, and will determine the method, details and means of performing our Services. We assume full and sole responsibility for the payment of all compensation and expenses of our employees and for all of their state and federal income tax, unemployment insurance, Social Security, payroll and other applicable employee withholdings.

3. Fees and Expenses (a) Our fees and payment terms are set out in our Engagement Letter. Those fees do not include taxes and other governmental charges (which will be separately identified in our invoices.) In the event you request that we perform some or all of the Services outside of the United States, we may issue the resulting invoice from a Huron affiliate located in the country where such Services are performed.

(b) You acknowledge that where out-of-town personnel are assigned to any project on a long-term basis (as defined from time to time in the applicable provisions of the Internal Revenue Code and related IRS regulations, and currently defined, under IRC Section 162, as a period of time reasonably expected to be greater than one year), the associated compensatory tax costs applied to out-of-town travel and living expenses also shall be calculated on an individual basis, summarized, and assessed to such personnel. In such cases, the expenses for which you shall reimburse us hereunder shall be deemed to include the estimated incremental compensatory tax costs associated with the out-of-town travel and living expenses of our personnel, including tax gross-ups. We shall use reasonable efforts to limit such expenses.

(c) We reserve the right to suspend Services if invoices are not timely paid, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension.
4. Taxes (a) You will be responsible for and pay all applicable sales, use, excise, value added, services, consumption and other taxes and duties associated with our performance or your receipt of our Services, excluding taxes on our income generally. You will provide us with a copy of your certificate of tax-exemption, if applicable.
(b) If you are required by the laws of any foreign tax jurisdiction to withhold income or profits taxes from our payment, then the amount payable by you upon which the withholding is based shall be paid to us net of such withholding. You shall pay any such withholding to the applicable tax authority. However, if after 120 days of the withholding, you do not provide us with official tax certificates documenting remittance of the taxes, you shall pay to us an amount equal to such withholding. The tax certificates shall be in a form sufficient to document qualification of the taxes for the foreign tax credit allowable against our corporation income tax.
5. Confidentiality and Privacy (a) With respect to any information supplied in connection with this engagement and designated by either of us as confidential, or which the other should reasonably believe is confidential based on its subject matter or the circumstances of its disclosure (“Confidential Information”), the other agrees to protect the confidential information in a reasonable and appropriate manner, and use confidential information only to perform its obligations under this engagement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently developed, (v) disclosed pursuant to legal requirement or order, or (vi) disclosed to taxing authorities or to representatives and advisors in connection with tax filings, reports, claims, audits and litigation.
(b) Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party; provided that the receiving party may retain other archival copies for recordkeeping or quality assurance purposes and receiving party shall make no unauthorized use of such copies.
(c) We agree to use any personally identifiable information and data you provide us only for the purposes of this engagement and as you direct, and we will not be liable for any third-party claims related to such use.  You agree to take necessary actions to ensure that you comply with applicable laws relating to privacy and/or data protection, and acknowledge that we are not providing legal advice on compliance with the privacy and/or data protection laws of any country or jurisdiction.
(d) At the conclusion of the engagement, we have the right to use your name, logo and a general description of the engagement in our marketing materials and traditional tombstone advertising. The specific language utilized in the tombstone will be subject to your prior written approval.
6. Our Deliverables and Your License Upon full and final payment of all amounts due us in connection with this engagement, all right, title and interest in the deliverables set out in our Engagement Letter will become your sole and exclusive property, except as set forth below. We will retain sole and exclusive ownership of all right, title and interest in our work papers, proprietary information, processes, methodologies, know-how and software (“Huron Property”), including such information as existed prior to the delivery of our Services and, to the extent such information is of general application, anything which we may discover, create or develop during our provision of Services for you. To the extent our deliverables to you contain Huron Property, upon full and final payment of all amounts due us in connection with this engagement, we grant you a non-exclusive, non-assignable, royalty-free, perpetual license to use it in connection with the deliverables and the subject of the engagement and for no other or further use without our express, prior written consent. If our deliverables are subject to any third party rights in software or intellectual property, we will notify you of such rights. Our deliverables are to be used solely for the purposes intended by this engagement and may not be disclosed, published or used in whole or in part for any other purpose.
7.Your Responsibilities. To the extent applicable, you will cooperate in providing us with office space, equipment, data and access to your personnel as necessary to perform the Services. You shall provide reliable, accurate and complete information necessary for us to adequately perform the Services and will promptly notify us of any material changes in any information previously provided. You acknowledge that we are not responsible for independently verifying the truth or accuracy of any information supplied to us by or on behalf of you.

8.Our Warranty We warrant that our Services will be performed with reasonable care in a diligent and competent manner. Our sole obligation will be to correct any non-conformance with this warranty, provided that you give us written notice within 10 days after the Services are performed or delivered. The notice will specify and detail the non-conformance and we will have a reasonable amount of time, based on its severity and complexity, to correct the non-conformance.

We do not warrant and are not responsible for any third party products or services. Your sole and exclusive rights and remedies with respect to any third party products or services are against the third party vendor and not against us.

THIS WARRANTY IS OUR ONLY WARRANTY CONCERNING THE SERVICES AND ANY DELIVERABLE, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, ALL OF WHICH ARE HEREBY DISCLAIMED.

9.Liability and Indemnification (a) This engagement is not intended to shift risk normally borne by you to us. To the fullest extent permitted under applicable law, you agree to indemnify and hold us and our personnel, agents and contractors harmless against all costs, fees, expenses, damages, and liabilities (including reasonable defense costs and legal fees), associated with any legal proceeding or other claim brought against us by a third party, including a subpoena or court order, arising from or relating to any Services that you use or disclose, or this engagement generally. This indemnity shall not apply to the extent a claim arises out of our gross negligence or willful misconduct, as finally adjudicated by a finder of fact.

(b) We will not be liable for any special, consequential, incidental, indirect or exemplary damages or loss (nor any lost profits, savings or business opportunity). Further, our liability relating to this engagement will in no event exceed an amount equal to the fees (excluding taxes and expenses) we receive from you for the portion of the engagement giving rise to such liability.
(c) Neither of us will be liable for any delays or failures in performance due to circumstances beyond our reasonable control.
10. Non-Solicitation During the term of this engagement, and for a period of one year following its expiration or termination, you will not directly or indirectly solicit, employ or otherwise engage any of our employees (including former employees) or contractors who were involved in the engagement.
11. Termination
(a) Termination for Convenience. Either party may terminate this Agreement for convenience at any time on 30 days’ prior written notice to the other.
(b) Termination for Breach. Either party may terminate this Agreement for breach if, within 15 days’ notice, the breaching party fails to cure a material breach of this Agreement.
(c) To the extent you terminate this Agreement for convenience, you will pay us for all Services rendered, effort expended, expenses incurred, contingent fees (if any), or commitments made by us to the effective date of termination. To the extent you terminate this Agreement for breach, you will pay us for all conforming Services rendered and reasonable expenses incurred by us to the effective date of the termination.
(d) Further, we reserve the right to terminate this Agreement at any time, upon providing written notice to you, if conflicts of interest arise or become known to us that, in our sole judgment, would impair our ability to perform the Services objectively.
(e) The terms of this Agreement which relate to confidentiality, ownership and use, limitations of liability and indemnification, non-solicitation and payment obligations shall survive its expiration or termination.
12. General (a) This Agreement supersedes all prior oral and written communications between us, and may be amended, modified or changed only in a writing when signed by both parties.
(b)    No term of this Agreement will be deemed waived, and no breach of this agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.
(c)    We each acknowledge that we may correspond or convey documentation via Internet e-mail and that neither party has control over the performance, reliability, availability, or security of Internet e-mail. Therefore, neither party will be liable for any loss, damage, expense, harm or inconvenience resulting from the loss, delay, interception, corruption, or alteration of any Internet e-mail due to any reason beyond our reasonable control.
(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflict of law rules. The parties hereto agree that any and all disputes or claims arising hereunder shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration will be conducted in Chicago, Illinois. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof, and the parties consent and commit themselves to the jurisdiction of the courts of the State of Illinois for purposes of any enforcement of any arbitration award. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(e) If any portion of this Agreement is found invalid, such finding shall not affect the enforceability of the remainder hereof, and such portion shall be revised to reflect our mutual intention.

(f) This Agreement shall not provide third parties with any remedy, cause, liability, reimbursement, claim of action or other right in law or in equity for any matter governed by or subject to the provisions of this Agreement.

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